UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): December 20, 2010

TODAYS ALTERNATIVE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32044	16-1576984

(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

857 Post Road
Suite 397
Fairfield, CT 06824
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (888) 880-0994

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On December 20, 2010, Patricia M. Spreitzer, the former Chief Financial Officer of Todays Alternative Energy Corporation (the “Company”) entered into a securities purchase agreement (the “Agreement”) with Len Amato, the Company’s Chief Executive Officer, President and Chief Financial Officer (the “Stock Sale”).  Pursuant to the terms of the Agreement, Ms. Spreitzer sold 10,000 shares of the Company’s Series A Preferred Stock (the “Preferred Stock”) to Mr. Amato for a per share purchase price of $0.10 for an aggregate purchase price of $1,000.  Pursuant to the terms of the certificate of designation of the Preferred Stock, each share of Preferred Stock shall be entitled to the number of votes equal to the product of (a) the number of shares of the Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our common stock on a fully diluted basis, as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0002.  Therefore, upon consummation of the Stock Sale, Mr. Amato held voting power entitled to 3,804,933,222 votes or 66.82% of the outstanding voting power, based on 46,586,828 shares of the Company’s common stock issued and outstanding and $1,842,933 in outstanding convertible notes (including accrued interest) that is convertible into 1,842,932,918 shares of the Company’s common stock as of December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bio Solutions Manufacturing, Inc.

Date: January 6, 2011	By: /s/ Len Amato
Len Amato
President, Chief Executive Officer and
Chairman